Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Trimeris, Inc.

We have audited the accompanying balance sheets of Trimeris, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trimeris, Inc. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 14, 2011,

except for Note 12, as to which the date is

July 6, 2012

TRIMERIS, INC.

BALANCE SHEETS

(in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$45,164	$47,420
Investment securities available-for-sale	—	1,020
Accounts receivable—Roche	2,458	2,465
Taxes receivable	1,214	—
Deferred tax asset	160	160
Prepaid expenses	124	157

Total current assets	49,120	51,222

Other assets:
Patent costs, net of accumulated amortization of $1,119 and $739 at December 31, 2010 and 2009, respectively	2,201	2,117
Advanced payment—Roche	5,468	6,403
Deposits and other assets	170	196
Deferred tax asset	320	320

Total other assets	8,159	9,036

Total assets	$57,279	$60,258

Liabilities and Stockholders’ Equity
Current liabilities:
Taxes payable	$—	$3,012
Accrued compensation—short-term	473	13
Deferred revenue—Roche	265	265
Accrued expenses	263	2,727

Total current liabilities	1,001	6,017
Deferred revenue—Roche	774	1,039
Accrued marketing costs	—	18,528
Accrued compensation—long-term	128	142

Total liabilities	1,903	25,726

Stockholders’ equity:
Preferred stock at $.001 par value per share, 10,000 shares authorized, zero shares issued and outstanding	—	—
Common stock at $.001 par value per share, 60,000 shares authorized, and 4,464 and 4,470 issued and outstanding at December 31, 2010 and 2009, respectively	4	4
Additional paid-in capital	358,600	357,709
Accumulated deficit	(303,402)	(323,356)
Accumulated other comprehensive income	174	175

Total stockholders’ equity	55,376	34,532

Total liabilities and stockholders’ equity	$57,279	$60,258

See accompanying notes to financial statements.

TRIMERIS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Years Ended December 31,
	2010	2009
Revenue:
Milestone revenue	$265	$265
Royalty revenue	1,569	8,072
Collaboration income	24,883	6,843

Total revenue and collaboration income	26,717	15,180

Operating (income) expenses:
Research and development expense	—	—
General and administrative expense	5,779	5,516
(Gain)/loss on disposal of equipment	—	(23
Reverse termination fee, net	—	(8,650)

Total operating (income) expenses	5,779	(3,157)

Operating income	20,938	18,337

Other income (expense):
Interest income	71	366
Gain/(loss) on investments	—	298
Interest expense	(130)	(257)

Total other income	(59)	407

Income before taxes	20,879	18,744
Income tax provision (benefit)	925	6,448

Net income	$19,954	$12,296

Basic and diluted net income per share	$4.47	$2.76

Weighted average shares used in basic per share computations	4,464	4,460

Weighted average shares used in diluted per share computations	4,464	4,460

See accompanying notes to financial statements.

TRIMERIS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For The Years Ended December 31, 2010 and 2009

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Par Value
Balance as of December 31, 2008	4,460	4	356,618	(335,652)	52	21,022

Net income	—	—	—	12,296	—	12,296
Adjustment to OCI for post retirement benefits	—	—	—	—	(38)	(38)
Unrealized gain on available-for-sale securities	—	—	—	—	161	161

Comprehensive income for period	—	—	—	—	—	12,419
Vesting of restricted stock previously expensed	10	—	—	—	—	—
Restricted stock expense	—	—	50	—	—	50
Employee stock option expense	—	—	1,041	—	—	1,041

Balance as of December 31, 2009	4,470	4	357,709	(323,356)	175	34,532

Net income	—	—	—	19,954	—	19,954
Unrealized loss on available-for-sale securities	—	—	—	—	(1)	(1)

Comprehensive income for period	—	—	—	—	—	19,953
Reversal of restricted stock dividends payable	—	—	30	—	—	30
Restricted stock expense	(6)	—	38	—	—	38
Employee stock option expense	—	—	823	—	—	823

Balance as of December 31, 2010	4,464	$4	$358,600	$(303,402)	$174	$55,376

TRIMERIS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$19,954	$12,296
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Post retirement benefits	—	(38)
Net (gain)/ loss on disposal of equipment	—	(23)
Other amortization	364	253
Amortization of deferred revenue—Roche	(265)	(265)
Stock compensation expense	891	1,091
Patent costs expensed	359	260
Accrued marketing costs	(18,528)	257
Deferred tax provision (benefit)	—	27
Changes in operating assets and liabilities:
Accounts receivable—Roche	7	375
Other receivables	—	36
Prepaid expenses	33	301
Advanced payment—Roche	935	303
Deposits and other assets	—	118
Accounts payable	—	(325)
Taxes payable	(4,226)	3,012
Accrued compensation	446	(829)
Accrued expenses	(2,464)	686

Net cash (used in) provided by operating activities	(2,494)	17,535

Cash flows from investing activities:
Maturities of investment securities—available-for-sale	1,019	15,678
Sales of investment securities—available-for-sale	—	650
Proceeds from the sale of equipment	—	23
Patent costs	(781)	(855)

Net cash provided by investing activities	238	15,496

Cash flows from financing activities:
Net cash (used in) financing activities	—	—

Net (decrease) increase in cash and cash equivalents	(2,256)	33,031
Cash and cash equivalents at beginning of year	47,420	14,389

Cash and cash equivalents at end of year	$45,164	$47,420

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$5,121	$3,460

See accompanying notes to financial statements.

TRIMERIS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Trimeris is a biopharmaceutical company that pioneered the development of a class of antiviral drug treatments called fusion inhibitors. Fusion inhibitors prevent viral fusion, a complex process by which viruses attach to, penetrate and infect host cells. If a virus cannot enter a host cell, the virus cannot replicate. By inhibiting the fusion process of particular types of viruses, like the Human Immunodeficiency Virus (“HIV”), Trimeris’ first and only commercial product, FUZEON, and our development-stage compound, TRI-1144, offer a novel mechanism of action to treat and potentially prevent the transmission of HIV.

Trimeris has a worldwide agreement (the “Development and License Agreement”) with F. Hoffmann-La Roche Ltd.(“Roche”) to develop and market FUZEON. FUZEON is manufactured and distributed by Roche through Roche’s sales and distribution network throughout the world in countries where regulatory approval has been received. The Company shares gross profits equally from the sale of FUZEON in the United States and Canada with Roche, and receives a royalty based on net sales of FUZEON outside the United States and Canada.

The Company also has a separate agreement (the “Research Agreement”) with Roche that governed the identification of compounds that may become clinical candidates. In March 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement whereby all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the drug candidate TRI-1144, reverted to Trimeris.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $45.2 million and $47.4 million at December 31, 2010 and 2009, respectively, are stated at cost and consist primarily of money market funds. The carrying amount of cash and cash equivalents approximates fair value.

Investment Securities Available-For-Sale

Investment securities, which consist of corporate bonds, are classified as available-for-sale, and are reported at fair value based on quoted market prices. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Unrealized gains and losses are included as a component of stockholders’ equity until realized. In accordance with its investment policy, the Company limits the amount of credit exposure with any one issuer. These investments are generally not collateralized and typically mature within one to two years.

Investment securities available-for-sale as of December 31, 2008 included an investment of approximately $3.4 million in Bank of America Corporation’s Columbia Strategic Cash Portfolio (the “Fund”). In December 2007, Columbia Management Group, LLC, the Fund’s manager, determined that the assets of the Fund had declined in fair value and the Fund would no longer seek to maintain a net asset value (“NAV”) of one dollar per share. As a result, the Fund’s NAV began to fluctuate based on changes in the market values of the assets owned by the Fund. The Fund ceased accepting orders for new shares and began an orderly liquidation of Fund assets for distribution to its shareholders. For the year ended December 31, 2008, the Company had a realized loss on its investment in the Fund of approximately $1.3 million. During the third quarter of 2009, the Company’s investment in this fund was liquidated and as a result, a gain of $241,000 was recorded related to this investment.

Financial Instruments

FASB ASC Topic 825, “Financial Instruments,” (“ASC 825”), requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate fair value.

Fair value is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value is determined using available market information.

Financial instruments, other than investment securities available-for-sale, held by the Company include accounts receivable and accounts payable. The Company believes that the carrying amount of these financial instruments approximates their fair value.

Intangible Assets

Management performs a continuing evaluation of the carrying value and remaining amortization periods of unamortized amounts of intangible assets. Any impairment would be recognized when the expected future operating cash flows derived from such intangible assets are less than their carrying value. During 2010 and 2009, $359,000, and $260,000, respectively, of patent costs were expensed in general and administrative expense because the expected future benefits from these patents was less than their carrying value. The 2010 expense amount includes a net amount of $270,000 reduction of expense related to a reversal of impairment charges in prior periods for which the original impairment had been recorded in error.

The costs of patents are capitalized and are amortized using the straight-line method over the estimated remaining lives of the patents, the longer of 17 years from the date the patent is granted or 20 years from the initial filing of the patent.

Patent amortization expense was $338,000 and $228,000 in 2010 and 2009, respectively. This amount is recorded in general and administrative expenses for 2010 and 2009. The estimated aggregate amortization expense for the next five years is $253,000 per year for 2011 through 2015.

Also included in patent costs are costs for patents that have not been granted of $704,000 and $850,000 as of December 31, 2010 and 2009, respectively.

Accrued Marketing Costs

On September 23, 2010, the Company and Roche entered into an agreement relieving the Company of its obligation to pay certain deferred marketing expenses (the “Deferred Marketing Expenses Agreement”). The Deferred Marketing Expenses Agreement relates to the parties’ collaboration for the development and commercialization of FUZEON. In 2010 and 2009, the Company increased the initial recorded liability by $130,000 and $257,000, respectively, for accretion of interest. Pursuant to the Deferred Marketing Expenses Agreement, the Company is no longer obligated to pay these deferred marketing expenses to Roche. As a result, the Company recorded a one-time increase in collaboration income of $18.7 million in 2010.

The total liability of $0 million and $18.5 million at December 31, 2010 and 2009, respectively, is reflected on the Company’s balance sheet under the caption “Accrued marketing costs.”

Advanced Payment—Roche

In September 2005, the Company entered into a Letter of Amendment (the “Manufacturing Amendment”) with Roche, which amended the Development and License Agreement and set forth certain rights and responsibilities that the parties previously agreed to with respect to the manufacture and sale of FUZEON. The Company was to pay Roche for the Company’s share of the capital invested in Roche’s manufacturing facility over a seven-year period ending in 2009. As a result, Roche no longer includes the depreciation related to the manufacturing facility in cost of goods sold. As of December 31, 2009, the Company has paid the total $12.1 million contribution and no further capital improvement payments are expected to become due.

These payments, net of the portion allocated to cost of goods sold, were recorded as an asset presented as “Advanced payment—Roche.” This asset is amortized based on the units of FUZEON sold during the collaboration period in order to properly allocate the capital investment to cost of goods sold as the related inventory is sold in future periods. Assuming all payments are made and sales of FUZEON continue, the Company estimates that this asset has a remaining useful life of approximately 11 years. The carrying value of this asset will be evaluated annually for impairment or if an event occurs that triggers impairment.

Under the Manufacturing Amendment, if the Roche-owned facilities in Boulder, Colorado used for the manufacture of FUZEON, are used to produce other products for Roche, a credit to the collaboration will result. No credits were received for the years ended December 31, 2009 and 2010. These credits have been recorded on the Company’s balance sheets as a reduction to the “Advanced payment—Roche.” These credits offset variances that would otherwise have been allocated to FUZEON if the facilities had remained underutilized and will be recognized when the related FUZEON produced during these periods is sold. The manner in which FUZEON manufacturing costs are accounted for and allocated among the parties, and accordingly the calculation of any advanced payments to Roche, is subject to change with the results of the Company’s negotiation with Roche regarding the specific calculation of cost of goods sold for FUZEON for the period from 2008 to the date of the financial statements.

Milestone Revenue and Deferred Revenue—Roche

Through December 31, 2010, the Company has received a $10.0 million license fee, research milestone payments of $15.0 million and $3.3 million in manufacturing milestone payments related to Roche achieving certain production levels. The license fee and research milestones were recorded as deferred revenue and were being recognized ratably over the research and development period. The manufacturing milestones were also recorded as deferred revenue and are being recognized ratably over the patent term associated with these milestones, or November 2014.

Royalty Revenue

The Company receives royalties from Roche on sales of FUZEON in countries outside of the United States and Canada. Roche is responsible for all activities related to FUZEON outside of the United States and Canada, including regulatory, manufacturing, sales and distribution. These royalties are recognized as revenue when the sales are made by Roche. To calculate the royalty revenue, an 8% distribution charge is deducted from Roche’s reported net sales, and the Company receives a royalty on the adjusted net sales amount. Royalties of $3.1 million and $8.1 million were recognized as revenue during the years ended December 31, 2010 and 2009, respectively. Prior to 2010, the Company’s royalty revenue was based off of a 12% royalty rate. The royalty amount for 2010 is gross and does not include any royalty amounts paid to Novartis.

In October 2010, Roche informed the Company that, in reliance on a clause in the Development and License Agreement that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the United States and Canada exceed a certain proportion of FUZEON net sales outside the United States and Canada, Roche would reduce the royalty paid to Trimeris on sales outside the United States and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. In April 2009, the Company notified Roche that it did not agree with the manner in which FUZEON cost of goods sold were being calculated and charged to the collaboration. Roche and the Company have been in discussions regarding this calculation since that time.

The Company has notified Roche of its objection to the timing and application of the royalty reduction clause, both under the terms of the contract and in light of its ongoing discussion related to the calculation of cost of goods sold., however royalty revenue for 2010 was recorded based on the rate based on the reduction clause (6%). While the Company is considering all available options for resolution of this issue, it currently intends to continue working with Roche to reach agreement on the appropriate cost of goods sold for FUZEON.

Roche’s imposition of this reduced royalty rate will result in significant reductions in expected royalty revenues for so long as the reduced royalty rate is in effect.

Collaboration Income

Product sales of FUZEON began in the United States on March 27, 2003, and are recorded by Roche. Under the Development and License Agreement with Roche, the Company shares gross profits equally from the sale of FUZEON in the United States and Canada with Roche. Collaboration income is calculated as follows: Total gross sales of FUZEON in the United States and Canada is reduced by any discounts, returns or rebates resulting in total net sales. Net sales are reduced by costs of goods sold resulting in gross profit. Gross profit is reduced by selling, marketing and other expenses related to the sale of FUZEON, resulting in operating income or loss. The Company’s share of the operating income or loss is reported as collaboration income as a component of revenue. Total net sales of FUZEON in the United States and Canada were $32.0 million and $39.1 million during the years ended December 31, 2010 and 2009, respectively. On January 1, 2009, we adopted FASB ASC Topic 808 “Collaborative Arrangements” (“ASC 808”). As a result, all development expenses generated at Roche related to FUZEON are included in the Company’s collaboration income. Prior to January 1, 2009, such amounts were presented in research and development expenses. During the years ended December 31, 2010 and 2009, the gross profit from the sale of FUZEON exceeded sales, marketing and other expenses resulting in the Company’s share of operating income from the sale of FUZEON in the United States and Canada of $24.9 million and $6.8 million, respectively. Revenue is recognized when Roche ships the product and title and risk of loss passes to wholesalers.

A major determinant of collaboration income, and the Company’s resulting profits, is the cost of goods sold for FUZEON. In April 2009, we notified Roche of our objection to the manner in which costs of goods sold for FUZEON were being calculated and entered into negotiations with Roche related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. The negotiations have been ongoing since 2009. Accordingly, we cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future. Although active discussions are ongoing, we cannot be certain when a final resolution will be reached. Depending upon the resolution of our negotiations with Roche, cost of goods sold may increase or decrease for the periods in dispute or for future periods, and profit rates and, as disclosed below, royalty rates may be affected accordingly. While the Company is considering all available options for resolution of this issue, it currently intends to continue working with Roche to reach agreement on the appropriate cost of goods sold for FUZEON.

Roche is responsible for the manufacture, sales, marketing and distribution of FUZEON. Roche manufactures bulk quantities of FUZEON drug substance in its Boulder, Colorado facility and produces finished drug product from bulk drug substance at another Roche facility. The finished drug product is then shipped to a Roche facility for distribution. Roche is responsible for selling FUZEON. Under the Development and License Agreement, the Company does not have the ability or right to co-market this drug or field its own FUZEON sales force. All third party contracts for manufacturing, distribution, sale, and reimbursement are between Roche and the third party. The Company is not a party to any of the material contracts in these areas. Roche provides the Company with information on manufacturing, sales and distribution of FUZEON. Roche is responsible for estimating reductions to gross sales for expected returns of expired products, government rebate programs, such as Medicaid reimbursements, and customer incentives, such as cash discounts for prompt payment. The Company reviews these items for accuracy and reasonableness.

Roche prepares estimates for sales returns and allowances, discounts and rebates based primarily on its historical experience with FUZEON and other anti-HIV drugs and their estimates of the payor mix for FUZEON, updated for changes in facts and circumstances on a quarterly basis. If actual results differ from these estimates, these estimates will be adjusted, which could have an effect on results of operations in the period of adjustment.

Concentrations

The Company has a Development and License Agreement with Roche, which accounted for 100% of the Company’s royalty revenue for the years ended December 31, 2010 and 2009. This agreement with Roche also provides the basis for substantially all of the Company’s results from the collaboration. Substantially all of the accounts receivable at December 31, 2010 and 2009 are comprised of receivables from Roche.

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and short-term investments. The Company has established guidelines relating to diversification and maturities of its cash equivalents, and short-term investments which are designed to manage risk. The Company’s cash equivalents consist of bank deposits and money market funds. Bank deposits during 2010 and 2009 may be in excess of FDIC insurance limits.

Research and Development

Research and development costs, including the cost of producing drug material for clinical trials, are charged to operations as incurred.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established a valuation allowance against most of its deferred tax assets due to the uncertainty surrounding the realization of such assets.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates made by the Company in the preparation of its financial statements are: the estimate of the cost of goods sold for the collaboration; the estimate of the future volatility of the Company’s stock price used to calculate the value of stock options granted to employees; the estimates of sales returns and allowances, discounts and rebates related to sales of FUZEON; the estimate of losses incurred related to unusable product and supplies; the estimate of the patent life of FUZEON; the estimate of the expected future operating cash flows from the Company’s intangible patent assets; and estimates of future taxable income used in determining the need for a valuation allowance for the Company’s deferred tax assets.

Basic and Diluted Net Income Per Share

In accordance with Financial Accounting Standards Board, (“FASB”), Accounting Standards Codification (“ASC”), Topic 260, “Earnings Per Share,” basic net income per common share is calculated by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted net income per common share reflects the maximum dilutive effect of common stock issuable upon exercise of stock options and restricted stock. The dilutive effect of outstanding options and restricted stock is reflected in diluted earnings per share by application of the treasury stock method, which includes consideration of stock-based compensation required by FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). The following table sets forth the computation of basic and diluted net income per share for the years ended December 31, 2010 and 2009 (in thousands, except per share amounts):

	2010	2009
Numerator
Net income	$19,954	$12,296

Denominator
Weighted average common shares used for basic calculation	4,464	4,460
Weighted average effect of dilutive securities
Restricted stock	—	—

Denominator for diluted calculation	4,464	4,460

Net income per share
Basic	$4.47	$2.76

Diluted	$4.47	$2.76

The calculation of diluted net income per share excludes all anti-dilutive shares. For the years ended December 31, 2010 and 2009, the number of anti-dilutive shares issuable upon exercise of options that were excluded, as calculated based on the weighted average closing price of the Company’s common stock for the period, amounted to approximately 0.4 million and 0.5 million, respectively. Also excluded for 2010 and 2009 were 72,400 warrants to purchase common stock due to their antidilutive effect.

At December 31, 2010, there were 476,000 options to purchase common stock. At December 31, 2009, there were 464,000 options to purchase common stock.

Stock-Based Compensation

The Company recognized non-cash compensation expense of approximately $861,000 and $1.0 million relating to the fair value of employee stock compensation during the years ended December 31, 2010 and 2009, respectively.

Preferred Stock

The Board of Directors has the authority to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, without any further vote or action by the stockholders. There are no shares of preferred stock outstanding at December 31, 2010 and 2009.

Comprehensive Income

Comprehensive income includes all non-owner changes in equity during a period and is divided into two broad classifications: net income and other comprehensive income (“OCI”). OCI includes revenue, expenses, gains, and losses that are excluded from earnings under generally accepted accounting principles. For the Company, OCI consists of unrealized gains or losses on securities available-for-sale, and actuarial gains and losses and prior service costs for the postretirement health insurance plan that have not been recognized as components of net periodic postretirement benefit costs.

Segment Reporting

FASB ASC Topic 280, “Segment Reporting,” (“ASC 280”) establishes standards for reporting information about the Company’s operating segments. The Company operates in one business segment, the business of discovery, development and commercialization of novel pharmaceuticals.

2.	INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The following is a summary of available-for-sale securities. Estimated fair values of available-for-sale securities are based on quoted market prices or other observable inputs (in thousands).

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
As of December 31, 2009
Short-term investment securities available-for-sale
Corporate debt securities maturing within 1 year	$1,019	$1	$—	$1,020

Total short-term investment securities available-for-sale	$1,019	$1	$—	$1,020

The Company did not have any available-for-sale securities as of December 31, 2010.

The Company adopted FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) effective January 1, 2008 for financial assets and liabilities measured on a recurring basis. ASC 820 applies to all financial assets and liabilities that are being measured and reported on a fair value basis. There was no impact to the financial statements upon the adoption of ASC 820. ASC 820 establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets and liabilities.

Level 2:	Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s assets that are measured at fair value on a recurring basis as of December 31, 2010 are all classified within Level 1 of the fair value hierarchy. The types of instruments valued based on quoted market prices in active markets include most money market securities.

The fair value hierarchy inputs used to determine the fair value of corporate debt securities were reflected as Level 1 inputs in the 2009 audited financial statements. The Company has revised the applicable footnote as of December 31, 2010 to reflect the inputs as Level 2 inputs. This revision had no impact on the recorded value of the securities.

The following table sets forth, by level, within the fair value hierarchy, financial assets and liabilities accounted for at fair value under ASC 820 which are measured on a recurring basis as of December 31, 2010 and 2009:

2010:

(in thousands)	Total	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Money market funds	$45,164	$45,164	$—	$—

Total	$45,164	$45,164	$—	$—

2009:

(in thousands)	Total	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Money market funds	$47,420	$47,420	$—	$—
Corporate bonds	1,020	—	1,020	—

Total	$48,440	$47,420	$1,020	$—

3.	LEASES

The Company had no property, furniture or equipment under capital leases at December 31, 2010 and 2009.

4.	STOCK BASED COMPENSATION

The fair value of common stock options is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the years ended December 31, 2010 and 2009:

	2010	2009
Estimated dividend yield	0.00%	0.00%
Expected stock price volatility	62-73%	59.66%
Risk-free interest rate	1.32-2.53%	2.33-3.65%
Expected term of options (in years)	4.4-9.0	4.4-9.0

The Company’s computation of expected volatility for the year ended December 31, 2010 and 2009 is based on historical volatility from publicly traded and quoted options on the Company’s stock. The computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The range provided above results from the behavior patterns of separate groups of employees that have similar historical experience. The risk-free interest rate for periods within the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of the grants.

The table below presents the Company’s stock based compensation expense for the years ended December 31, 2010 and 2009:

(in thousands)	2010	2009
Employee Stock Option Plan*	$824	$1,041
Restricted stock to employees	37	50

Total stock option expense	$861	$1,091

*	Includes the Stock Option Plan (formally known as the Trimeris, Inc. Amended and Restated Stock Incentive Plan) and the Trimeris, Inc. 2007 Stock Incentive Plan.

Employee Stock Option Plan

In 1993, the Company adopted a stock option plan, which allowed for the issuance of non-qualified and incentive stock options (the “1993 Plan”). During 1996, the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the “Employee Stock Option Plan”) was implemented and replaced the 1993 Plan. Under the Employee Stock Option Plan, the Company was able to grant non-qualified or incentive stock options for up to 1,250,588 shares of common stock.

During October 2007, the 1996 Employee Stock Option Plan expired and the Trimeris, Inc. 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”) was implemented. Under the 2007 Stock Incentive Plan, the Company may grant non-qualified or incentive stock options for up to 200,000 shares of common stock. The exercise price of each incentive stock option shall not be less than the fair market value of the Company’s common stock on the date of grant and an option’s maximum term is ten years. Outstanding incentive stock options, under both plans, have been issued at prices ranging from $10.10 to $231.65 per share. At December 31, 2010, there were approximately 94,800 options remaining available for grant.

No more grants will be made under the 1993 Plan or the Employee Stock Option Plan. The Company has sufficient authorized and unissued shares of common stock to make all issuances under its share based compensation plans.

A summary of option activity under the Employee Stock Option Plan and the 2007 Stock Incentive Plan during the year ended December 31, 2010 is presented below:

(in thousands)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding options at January 1, 2010	464	$87.35	5.67	$160
Granted	71	11.70	—	—
Cancelled/Forfeited	(16)	18.90	—	7
Expired	(43)	261.50	—	—

Options outstanding at December 31, 2010	476	$62.40	5.81	$156

Options vested or expected to vest at December 31, 2010	451	$54.75	6.11	$156

Options exercisable at December 31, 2010	371	$75.85	4.92	$86

The weighted-average grant-date fair value of options granted during the years ended December 31, 2010 and 2009, was $7.40 and $6.35, respectively. The total intrinsic value of options exercised during the years ended December 31, 2010 and 2009 was $0.

The following summarizes information about stock options outstanding as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise price	Number Outstanding as of December 31, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 10.00-20.00	123,052	9.27	$11.05	42,771	$10.30
$ 20.00-25.00	75,087	7.15	22.10	67,382	22.20
$ 25.05-30.00	71,550	6.87	25.85	55,207	25.85
$ 30.05-35.00	20,947	5.61	33.65	20,947	33.65
$ 35.05-50.00	8,433	3.75	46.70	8,433	46.70
$ 50.05-100.00	86,323	3.81	60.60	86,323	60.60
$100.05-200.00	18,296	1.24	166.45	18,296	166.45
$200.05-300.00	72,403	1.36	213.45	72,403	213.45

	476,091	5.81	62.40	371,762	75.85

A summary of the activity of the Company’s nonvested options during the year ended December 31, 2010, is presented below:

(in thousands)	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2010	110	$12.50
Granted	71	7.40
Vested	(71)	11.80
Cancelled/Forfeited	(6)	10.55

Nonvested at December 31, 2010	104	$9.60

As of December 31, 2010 and 2009, there was approximately $884,000 and $1.2 million, respectively of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Employee Stock Option Plan and the 2007 Stock Incentive Plan, which is expected to be recognized over a weighted-average period of 1.5 years and 1.8 years, respectively. The total fair value of shares vested during the years ended December 31, 2010 and 2009 was $840,000 and $920,000, respectively.

Restricted Stock

In August 2008, the Company granted 3,000 shares of restricted stock to each of the Company’s CFO and General Counsel. These grants were cancelled in November of 2010 in connection with the termination of the Company’s General Counsel and termination and replacement of the Company’s CFO. These grants were to vest 100% three years from the date of grant. Non-cash compensation expense related to these restricted stock grants, in the amount of $37,000 and $50,000 was recognized for the years ended December 31, 2010 and 2009, respectively. Total unrecognized compensation cost related to restricted stock grants, as of December 31, 2010 and 2009, was $0 and $79,000, respectively.

A summary of the activity of the Company’s nonvested restricted stock during the year ended December 31, 2010 is presented below:

(in thousands)	Number of Shares
Nonvested at January 1, 2010	6
Forfeited	(6)

Nonvested at December 31, 2010	—

5.	INCOME TAXES

During the years ended December 31, 2010 and 2009, the Company recorded an income tax expense of:

(in thousands)	2010	2009
Current tax provision	$925	$6,421
Deferred tax	—	27

Total tax provision	$925	$6,448

The current provision results from the current tax expense caused by the imposition of the annual limitation on the use of Net Operating Loss (“NOL”) carryforwards. A full valuation allowance has historically been recognized for all deferred tax assets, including indefinite lived ones such as the benefit of the Alternative Minimum Tax (“AMT”) credit.

The Tax Reform Act of 1986 contains provisions, which limit the ability to utilize net operating loss carryforwards and tax credit carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s NOLs and/or tax credits are limited, and the Company has taxable income, which exceeds the permissible yearly NOL, the Company would incur a federal income and/or state tax liability even though NOLs would be available in future years.

At December 31, 2010, the Company has NOLs for federal tax purposes of approximately $302.2 million, which expire in varying amounts between 2018 and 2025. The Company determined that an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC”), occurred during 2008. The effect of this ownership change was the imposition of a $457,000 annual limitation on the use of NOL carryforwards attributable to periods before the change. This annual limitation will result in the expiration of NOL carryforwards before they become available for utilization. Based on the $457,000 annual limitation, the Company anticipates that a total of approximately $6.9 million of NOL carryforwards will be available for utilization prior to 2025.

The Company has state net economic losses of approximately $254.2 million, which expire in varying amounts between 2011 and 2020.

The Company has research and development credits of $9.0 million, which expire in varying amounts between 2011 and 2028. The Company has AMT credit carryforwards of approximately $800,000 which are available to reduce regular Federal income taxes, if any, over an indefinite period. The utilization of the research and development credits and the AMT credit carryforwards are subject to limitation under IRC Sections 382 and 383 such that the Company does not expect to recognize any tax benefit from such credits or carryforwards.

The components of deferred tax assets and deferred tax liabilities as of December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009
Deferred tax assets:
Tax loss carryforwards	$114,163	$117,413
Tax credits	9,790	11,707
Deferred revenue	353	463
Reserves and accruals	2,884	9,413

Total gross deferred tax assets	127,190	138,996
Valuation allowance	(126,710)	(138,516)

Net deferred tax asset	480	480
Deferred tax liability	—	—

Net deferred tax asset	$480	$480

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance represents the amount necessary to reduce the Company’s gross deferred tax assets to the amount that is more likely than not to be realized. The decrease in the valuation allowance was approximately $6.8 million for the year ended December 31, 2010. The increase in the valuation allowance was $3.3 million for the year ended December 31, 2009. The valuation allowance includes deferred tax assets that when realized, may increase equity rather than reduce tax expense. The Company will evaluate this amount when the criteria for recognizing the deferred tax asset relating to these amounts are met. The Company is subject to the limitations of IRC Section 382 beginning in 2008. The Company will be allowed to use approximately $457,000 of NOL carryforwards in each future tax year. Currently, the Company anticipates near-term taxable income to exceed this limitation amount. Therefore, a portion of the valuation allowance related to the NOL carryforward limitation was released at December 31, 2008. The deferred tax asset balance of $480,000 as of December 31, 2010 consists of a current portion of $160,000 and a long-term portion of $320,000 on the balance sheet.

The Company adopted FASB Interpretation No. 48 (“FIN 48”) on January 1, 2007. The Company had unrecognized tax benefits of $1.6 million as of the date of adoption. The Company did not record any cumulative effect adjustment to retained earnings as a result of adopting FIN 48. As of December 31, 2010, the Company had unrecognized tax benefits of $1.7 million. Of the $1.7 million of unrecognized tax benefits at the end of 2010, all would impact the effective tax rate if recognized.

Trimeris is subject to income taxes in the United States and North Carolina. The number of open years varies based on the statute of limitations for each jurisdiction. As of December 31, 2010, all years prior to January 1, 2005 are closed. Currently, Trimeris has no agreements with either taxing authority extending the statute.

Following is a reconciliation of the beginning and ending amount of unrecognized tax benefits for 2010 and 2009:

(in thousands)	2010	2009
Beginning balance	$1,750	$1,750
Additions for tax positions taken during the current year	—	—
Deletions for positions taken in prior year	(20)	—
Settlements	—	—

Ending balance	$1,730	$1,750

During the next 12 months, the Company does not anticipate any significant changes to the total amount of unrecognized tax benefits.

The Company does not accrue interest and penalties related to these unrecognized tax benefits because the unrecognized tax benefits would not result in the cash payment of additional tax.

The reasons for the difference between the actual income tax provision (benefit) for the years ended December 31, 2010 and 2009 and the amount computed by applying the statutory federal income tax rate to income before taxes is as follows:

(dollars in thousands)	2010	% of Income Before Taxes	2009	% of Income Before Taxes
Income tax provision at statutory rate	$7,308	35.00%	$6,561	35.00%
State income taxes, net of federal benefit	153	0.73%	__	0.00%
Non deductible M&E & other	2	0.01%	2	0.01%
Non-deductible compensation	236	1.13%	255	1.36%
Research credit	__	0.00%	__	0.00%
Expiration of stock options and other items			__	0.00%
Change in federal portion of valuation allowance	(6,750)	(32.33)%	3,274	17.47%
Change in effective rate	(24)	(.11)%	(3,644)	(19.44)%

Income tax provision (benefit)	$925	4.48%	$6,448	34.40%

6.	EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company sponsors a 401(k) Profit Sharing Plan (the “401(k) Plan”) under Section 401(k) of the Internal Revenue Code covering all employees. Participants may elect a salary reduction from 1% to 75% as a contribution to the 401(k) Plan, up to the annual Internal Revenue Service allowable contribution limit. Modifications of the salary reductions may be made monthly. The 401(k) Plan permits the Company to match participants’ contributions. During 2010 and 2009, the Company matched 100% of participants’ 2010 contributions with Trimeris stock. Compensation expense of $71,500 and $74,000 was recognized accordingly. The 401(k) Plan accounts vest ratably based on a participant’s years of service and are fully vested after four years of service.

The normal retirement age shall be the later of a participant’s 65th birthday or the fifth anniversary of the first day of the 401(k) Plan year in which participation commenced. The 401(k) Plan does not have an early retirement provision.

Post-Retirement Health Insurance Continuation Plan

In June 2001, the Company adopted a post-retirement health insurance continuation plan (the “Plan”). Employees who have achieved the eligibility requirements of 60 years of age and 10 years of service are eligible to participate in the Plan. The Plan provides participants the opportunity to continue participating in the Company’s group health plan after their date of retirement. Participants will pay the cost of health insurance premiums for this coverage, less any contributions by the Company; this amount was previously capped at $300 per month per participant. In November 2003, the Plan was amended and the limit on contributions by the Company was changed to up to 50% of the health insurance premium for the employee and his or her spouse.

In December 2007, the Plan was terminated. The remaining liability as of December 31, 2010 and 2009 was $108,000 and $110,000, respectively and relates to estimated benefit obligations that existed prior to the termination of the Plan.

7.	ROCHE COLLABORATION

The Development and License Agreement

In 1999, the Company entered into the Development and License Agreement with Roche to develop and commercialize FUZEON and certain other compounds. The Development and License Agreement has been amended several times; in March 2007, the agreement was amended to cover only the development and commercialization of FUZEON. The Development and License Agreement will effectively terminate upon the expiration of the last relevant patent covering FUZEON, which is expected to occur in 2021.

The Development and License Agreement, as amended, grants Roche an exclusive, worldwide license for FUZEON. Under this agreement, a joint management committee consisting of members from the Company and Roche oversees the strategy for the collaboration. Roche may terminate its license for a particular country in its sole discretion with advance notice. In addition, the Development and License Agreement gives Roche significant control over important aspects of the commercialization of FUZEON, including but not limited to pricing, sales force activities and promotional activities. Under the Development and License Agreement, Roche cannot adopt a budget for the marketing of FUZEON above certain limits without the agreement of the Company.

As mentioned above, in March 2007, the Company entered into an agreement with Roche that amended the terms of both the Development and License Agreement and the Research Agreement then existing between Roche and the Company. This amendment granted the Company sole ownership of all intellectual property that was formerly shared between the companies, other than intellectual property related to FUZEON. Following the March 2007 amendment, Roche remains responsible for only one potential remaining $5.0 million milestone payment under the Development and License Agreement which is payable upon the achievement of a certain cumulative twelve-month sales threshold for FUZEON in the United States and Canada.

On September 23, 2010, the Company entered into an agreement with Roche relieving the Company of any obligation to repay certain deferred marketing expenses that may have arisen under the Development and License Agreement (the “Deferred Marketing Expenses Agreement”). Specifically, the Company had previously agreed with Roche that certain expenses related to the selling and marketing of FUZEON that were incurred by Roche in 2004 would be subject to the Company’s repayment, assuming certain terms and conditions were met. Pursuant to the Deferred Marketing Expenses Agreement, the Company is no longer obligated to pay these deferred marketing expenses to Roche.

Manufacturing Amendment

In 2005, the Company entered into a Manufacturing Amendment with Roche setting forth certain rights and responsibilities with respect to the manufacture and sale of FUZEON. The Manufacturing Amendment amends and supplements the terms of the Development and License Agreement and addresses several aspects of the parties’ collaboration related to the manufacture of FUZEON. According to the terms of the Manufacturing Amendment, Roche is responsible for all decisions regarding future FUZEON manufacturing volume, including management of the inventory supply chain. Subject to certain exceptions, Roche is therefore financially responsible for all write-offs of expired Product (as defined in the Development and License Agreement) sold in the United States and Canada. In addition, Roche is responsible for write-offs of all supply chain materials.

The Manufacturing Amendment also sets forth the terms for which Roche-owned, FUZEON manufacturing equipment and facilities in Boulder may be used for the manufacture of other products. In addition, the Manufacturing Amendment provides for Trimeris’ payment of certain pre-launch inventory carrying costs related to the sale of FUZEON and Roche’s payment to Trimeris of an outstanding manufacturing milestone payment under the collaboration. The Manufacturing Amendment also outlines certain methodologies for the allocation of standard cost variances between the parties, the sharing of financial data related to FUZEON manufacturing, and the methodology for calculating currency conversions.

Cost of Goods Sold

In April 2009, Company entered into negotiations with Roche, in accordance with the Development and License Agreement, related to excess capacity charges and cost of goods sold variances for 2008 and overall cost of goods sold for 2009 and 2010. In October 2010, Roche informed us that, in reliance on a clause in the Development and License Agreement that permits Roche to reduce its royalty payments to the Company if the cost of goods sold outside the United States and Canada exceeds a certain proportion of FUZEON net sales outside the United States and Canada, Roche would reduce the Company’s royalty payment rate on sales outside the United States and Canada from 12%, the amount previously paid, to 6% with application retroactive to January 1, 2010. As of the date of the financial statements, the Company cannot predict the outcome of negotiations with Roche in respect to cost of goods sold for 2008, 2009 and 2010, and as a result, accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same in the future or be certain when a final resolution will be reached. Depending upon the resolution of the Company’s negotiations with Roche, cost of goods sold may increase or decrease for the periods in dispute or for future periods.

Development Expenses

Under the Development and License Agreement, the Company and Roche share development costs for FUZEON equally. Development typically includes certain clinical and pre-clinical studies performed on a clinical candidate compound, as well as post-marketing commitments related to approved drugs. Currently, only Roche incurs development costs for FUZEON. Quarterly, the companies reconcile the amounts expended and Trimeris pays Roche on a 50/50 basis. Roche holds the Investigational New Drug and the New Drug Application for FUZEON and is responsible for all regulatory issues, maintenance activities and communications with the FDA. Pursuant to FASB ASC Topic 808 “Collaborative Arrangements” (“ASC 808”), all development expenses generated at Roche related to FUZEON are included in the Company’s collaboration income. We expect Roche’s development costs to continue to decline as substantially all activities have been completed.

8.	COMMITMENTS AND CONTINGENCIES

Under the Development and License Agreement, Trimeris shares equally with Roche the future development expenses for FUZEON for the United States and Canada. We expect Roche’s development costs to continue to decline as substantially all activities have been completed.

On November 20, 2007, the Company was informed that Novartis Vaccines and Diagnostics, Inc. (“Novartis”) had filed suit against Hoffman-La Roche Inc., Roche Laboratories Inc., Roche Colorado Corp., and F. Hoffman- La Roche LTD. (collectively, the “Roche Entities”) and Trimeris alleging infringement of Novartis’ U.S. Patent No. 7,285,271 B1, entitled “Antigenic Composition Comprising an HIV gag or env Polypeptide” (the “‘271 Patent”) related to the manufacture, sale and offer for sale of FUZEON. The lawsuit was originally filed in the Eastern District of Texas (Marshal Division) and was transferred to the Eastern District of North Carolina (Wilmington Division) on December 4, 2009.

On September 23, 2010, the Company and Roche entered into a settlement agreement with Novartis resolving the litigation related to FUZEON involving the ‘271 Patent (the “Settlement Agreement”). Under the terms of the Settlement Agreement, the Roche and Company collaboration will continue to sell FUZEON under a license from Novartis to the ‘271 Patent. In exchange for the grant of this license, Roche and the Company have agreed to pay royalties to Novartis on net sales of FUZEON of 1.5% on sales occurring in the United States and Canada in a calendar year, and 1% on sales outside of the United States and Canada in a calendar year. The royalty rate increases to 3% in the United States and Canada and 1.5% in the rest of the world on any portion of FUZEON sales in excess of $50,000,000 in the relevant region in a calendar year. Roche and the Company will share responsibility for payment of these royalties equally.

In addition, pursuant to the terms of the Settlement Agreement, the Company made payments to Novartis for the Company’s share of royalties beginning in the fourth quarter of 2007 through the third quarter of 2010 in the aggregate amount of approximately $2.7 million ($1.5 million has been recorded as a reduction to royalty revenue and $1.2 million has been recorded as a reduction to collaboration income). Pursuant to the terms of the Settlement Agreement and immediately following execution of the Settlement Agreement, the Company made a payment to Novartis in the amount of approximately $2.5 million representing the Company’s 50% share of back royalties on sales of FUZEON through March 31, 2010. The Company’s share of the payments to Novartis for the remainder of 2010 was approximately $400,000, which has been recorded as a reduction to collaboration income.

9.	SEVERANCE ACCRUAL

On November 18, 2010, the Company terminated employment of two officers of the Company. The Company accrued severance benefits in the amount of $373,000 as of December 31, 2010 under “Accrued compensation- short term.” The benefits are expected to be paid out in 2011.

10.	ARIGENE TRANSACTION

On October 2, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arigene Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Arigene”). Under the Merger Agreement, Arigene agreed to purchase of all outstanding shares of the Company’s common stock at a price per share of $3.60, or an aggregate purchase price of approximately $81.0 million, via a cash tender offer followed by a merger. The Company terminated the Merger Agreement effective December 31, 2009, when Arigene, through counsel, informed the Company that Arigene did not have sufficient funds to consummate the tender offer and subsequent merger pursuant to the Merger Agreement. In connection with granting consent in November, 2009, to an extension of the deadline for consummation of the tender offer, Arigene paid the Company a $12.0 million fee, which the Company retained, net of taxes and transaction, advisors’ and legal fees incurred in connection with entering into the Merger Agreement. As of December 31, 2009, in connection with the transaction, the Company incurred approximately $2.3 million in fees and expenses payable to its advisor, Goldman Sachs, Inc. and approximately $1.0 million in legal fees payable to its outside legal advisors. This amount is recorded under the caption “Reverse Termination Fee, Net,” on the income statement and “Accrued Expenses” on the balance sheet for the year ending December 31, 2009.

11.	SUBSEQUENT EVENTS – UNAUDITED

On May 25, 2011, the Company and F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”) entered into the Roche License Agreement, effective as of January 1, 2011 (the “Roche License Agreement”), pursuant to which Roche has an exclusive license to manufacture and sell FUZEON worldwide and the Company receives royalty payments equal to 16% of worldwide net sales of FUZEON (as defined in the Roche License Agreement) occurring from and after January 1, 2011. The Roche License Agreement superseded and replaced the prior Development and License Agreement, dated July 1, 1999, between the Company and Roche, as amended, regarding the development and marketing of FUZEON and certain other compounds (the “Prior Development and License Agreement”), and the prior Research Agreement, dated January 1, 2000, between the Company and Roche, as amended, regarding the discovery, development, and commercialization of certain additional fusion inhibitor peptides (the “Prior Research Agreement” and together with the Prior Development and License Agreement, the “Prior Roche Agreements”).

On November 2, 2011, following approval of the respective stockholders of Trimeris and Private Synageva, Merger Sub completed the Merger with and into Private Synageva. The Merger was effected pursuant to the Merger Agreement. Private Synageva is a clinical stage biopharmaceutical company focused on the discovery, development, and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs. The Merger is expected to expand the Company’s access to several development stage drug candidates. The Merger will be accounted for as a reverse merger under the acquisition method of accounting. Under the acquisition method of accounting, Private Synageva will be treated as the accounting acquiror and

Trimeris will be treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the Merger, Private Synageva stockholders prior to the Merger hold a majority of the voting interest of the combined company. The total purchase price for Trimeris was approximately $70 million and will be allocated to identifiable tangible and intangible assets existing as of November 2, 2011 with any residual amount recorded as goodwill. The Company will expense transaction costs as incurred.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each outstanding share of Private Synageva capital stock was converted into the right to receive approximately 0.413 shares of Trimeris common stock (the “Exchange Ratio”). In addition, at the Effective Time: (i) all outstanding options to purchase shares of Private Synageva common stock were assumed by Trimeris and converted into options to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio; and (ii) all outstanding warrants to purchase shares of the capital stock of Private Synageva were assumed by Trimeris and converted into warrants to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio. As of the Effective Time, former stockholders of Private Synageva held approximately 75% of the combined company, calculated on a fully-diluted basis, and former stockholders of Trimeris held approximately 25% of the combined company, calculated on a fully-diluted basis, in each case excluding those shares of Trimeris common stock held by the former Private Synageva stockholders immediately prior to the Effective Time. No fractional shares of Trimeris common stock were issued in connection with the Merger. Instead, Private Synageva stockholders received cash in lieu of any fractional shares of Trimeris common stock that such stockholders would otherwise have been entitled to receive in connection with the Merger. Pursuant to the terms of the Merger Agreement, stockholders of Private Synageva will be subject to a staggered six-month lock-up on the sale of shares of Trimeris common stock received in the Merger. Also in connection with the completion of the Merger, Trimeris changed its name from “Trimeris, Inc.” to “Synageva BioPharma Corp.”

12.	OTHER SUBSEQUENT EVENT

In connection with the completion of the Merger, on November 2, 2011, Trimeris filed a Certificate of Amendment to its Fifth Amended and Restated Certificate of Incorporation, with the Secretary of State of the State of Delaware to effect a reverse stock split of Trimeris common stock at a ratio of 1:5 (“the Reverse Stock Split”). As a result of the Reverse Stock Split, each five shares of Trimeris common stock issued and outstanding immediately prior to the Reverse Stock Split were automatically combined into and became one share of Trimeris common stock. No fractional shares of Trimeris common stock were issued as a result of the Reverse Stock Split and any Trimeris stockholder who otherwise would have been entitled to receive fractional shares is entitled to receive cash in an amount, without interest, determined by multiplying such fraction of a share by $15.35, the closing price of a share of Trimeris common stock on the Nasdaq Global Market on November 2, 2011, after giving effect to the Reverse Stock Split. Also, as a result of the Reverse Stock Split, the per share exercise price of, and the number of shares of common stock underlying, Trimeris stock options, warrants and other derivative securities outstanding immediately prior to the Reverse Stock Split were automatically proportionally adjusted based on the one-for-five split ratio in accordance with the terms of such options, warrants or other derivative securities, as the case may be. The accompanying financial statements and notes to financial statements give retroactive effect to the reverse stock split for all periods presented.

Following the Reverse Stock Split, there were 4.5 million shares of Trimeris stock outstanding. The Reverse Stock Split did not alter the par value of the Trimeris common stock or modify any voting rights or other terms of the common stock.